Exhibit 99.1(a)
Q3 2020 Earnings Prepared Comments
Brandon Ayache, Celanese Corporation, Senior Director, Investor Relations
This is the Celanese Corporation third quarter 2020 earnings prepared comments. The Celanese Corporation third quarter 2020 earnings release was distributed via Business Wire this afternoon and posted on our investor relations website, investors.celanese.com. As a reminder, some of the matters discussed below may include forward-looking statements concerning, for example, our future objectives and plans. Please note the cautionary language contained at the end of these comments. Also, some of the matters discussed include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our investor relations website under Financial Information/Non-GAAP Financial Measures. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments are also being furnished to the SEC in a separate Current Report on Form 8-K.
On the earnings conference call tomorrow afternoon, management will be available to answer questions.
Lori Ryerkerk, Celanese Corporation, Chairman of the Board and Chief Executive Officer
As we enter the final stretch of 2020, we continue to monitor the evolving conditions of the global pandemic that is still impacting all of our lives. My thanks to all of our employees for their commitment to our success and their persistence in navigating the daily challenges in supplying and supporting our customers. Our resilient performance throughout this year is due entirely to their energy and efforts, demonstrated once again by third quarter adjusted earnings of $1.95 per share. During the quarter we generated $351 million in free cash flow, and returned $184 million to our shareholders via $111 million in share repurchases and $73 million in dividends.

We are encouraged by a robust demand rebound for our products. In the third quarter, underlying industry demand across Engineered Materials' end markets improved to within 10 to 15 percent of prior year levels by our estimates. The Acetyl Chain's underlying markets also saw estimated improvement to within approximately 5 percent of the third quarter of last year. We shared a demand outlook in July that was optimistic and the industry has largely recovered in line with that outlook. Our businesses have achieved further upside in the third quarter over underlying demand as a result of our project wins in Engineered Materials and activations across the Acetyl Chain.
Earlier in the year we initiated a series of temporary actions to align our production and cost structure with the difficult realities of COVID-19. During the middle of this year, we proactively paused or reduced production at certain facilities to reoptimize our global network. I am very pleased to share that all of our manufacturing facilities across the globe are again fully staffed and operating to meet improved demand.
I would like to continue by detailing the latest demand conditions in each region, beginning with Asia where the rebound is most progressed. Second quarter growth in China was primarily fueled by government spending and industrial output rather than domestic consumption or export activity. Consumer sentiment improved over the course of the third quarter to the point that monthly retail sales exceeded that of the prior year. Demand recovery in the West further spurred export activity that also started to cross over into year over year expansion. This broad-based recovery in China in the third quarter delivered overall economic growth closer to pre-COVID levels of approximately 6 percent on a full year basis. Demand recovery for our products in Asia expanded significantly as third quarter sales grew sequentially by 20 percent in Engineered Materials and 27 percent in the Acetyl Chain.
In the Americas, and US specifically, demand recovery has been carried by a steady string of monthly growth in durable goods as consumers continue to spend less of their income on travel, entertainment, and other services. The result has been improved demand for autos, electronics, and appliances among other durables – a welcome dynamic for our Engineered Materials business. It also means Americans are spending more on home improvement, driving demand for paints and coatings, adhesives, and construction materials served by the Acetyl Chain. As a result, our Engineered Materials and Acetyl Chain net sales in the Americas grew sequentially by 35 percent and 18 percent, respectively. We continue to monitor consumer spending patterns in the US as government unemployment benefits wind down and a growing number of layoffs and furloughs, particularly in the services sector, become permanent job losses.
Finally, in Europe we also saw meaningful recovery in demand for durable goods. Within the region, we maintain significant production and sales in Germany, which has fared better due to its industrial production base and export activity. Other nations with more service-oriented economies have not recovered to the same degree. We are closely monitoring a second resurgence of COVID-19 across Europe and its primary and secondary impacts on business activity across the region. In the third quarter, our net sales in Europe for Engineered Materials and the Acetyl Chain grew sequentially by 22 percent and 9 percent, respectively.
Our businesses and support functions have adapted tremendously across this year to the challenges presented by COVID-19. We have changed the way we manufacture our products and engage with our customers and each other. Let me highlight just a few specific examples:
•Our commercial and technical teams are conducting virtual seminars and exploratory sessions with current and potential customers to drive new project wins.
•Our field engineers are offering live video support as customers conduct manufacturing trials of our products at their facilities across the globe.
•Our treasury team completed bilateral term loans which provided us with excess liquidity across the middle of this year. They also implemented additional default protections on our receivables.
•Our audit team is conducting physical inventory audits across our plants and warehouses with the support of local employees wearing head-mounted cameras.

•Our M&A and leadership team successfully completed negotiations for the Polyplastics transaction, with a Japanese counterparty, without travel.
•Our manufacturing team is utilizing video streaming technology to perform inspections in enclosed vessels and tight spaces to minimize close contact.
•Our manufacturing team is also using an updated work permit process to evaluate potential close contact situations and take mitigating action.
These actions and many others have allowed us to continue delivering differentiated performance throughout this year.
Engineered Materials recorded third quarter adjusted EBIT of $116 million, a sequential rebound of $76 million. Net sales expanded 25 percent from the second quarter, including a 27 percent increase in volume that offset a 6 percent decline in pricing due to mix. Volume recovery was led by strong rebounds across our automotive, consumer appliance, and industrial end markets, as well as channel distribution. These rebounds, as well as continued resiliency in electronics, more than offset ongoing volume deterioration in our medical business due to the continued deferral of certain elective procedures and destocking along that value chain. Amid dramatic swings in volume across the middle of this year, I am particularly proud of our team for flexing our production cost structure with great agility. As a result, our adjusted EBIT, excluding affiliate earnings, rebounded more than $80 million sequentially and came in just $18 million below the same period last year. Corresponding adjusted EBIT margins, excluding affiliate earnings, surpassed 18 percent in the third quarter, just 1 percent below the same quarter last year.
As I did in July, I want to share additional context on what we are seeing in automotive. Our global automotive business has recovered robustly, with third quarter volume up 81 percent sequentially and within just under 3 percent of the same quarter of 2019. Our recovery was stronger than underlying global auto builds which grew 61 percent sequentially, and were down between 3 and 4 percent year over year. We remain closely aligned with industry winners in automotive. A significant portion of our European auto business is with German OEMs who are recovering at a faster pace than many other European OEMs. In the US, our business is heaviest with US-based OEMs, who have performed well due to robust demand for their truck and SUV portfolios which most foreign OEMs, particularly Japanese, have not matched. Our recovery was largely consistent with the US-based OEMs who are still slightly down to flat year over year. Our Engineered Materials project pipeline continues to deliver attractive commercial wins in internal combustion engine vehicles and increasingly in electric and hybrid vehicles. We continue to invest in our ability to meet the unique innovation and supply needs of our electric vehicle partners. In support of our solutions for lithium-ion batteries used in electric vehicles as well as many other consumer goods, we recently announced an approximately 15 kt expansion of our Bishop GUR® UHMW-PE production capacity, available in early 2022.
Rebounds across most Engineered Materials' end markets were partially offset by unanticipated incremental softness in our medical business, driven by some continued deferral of certain elective procedures as well as destocking along the value chain. Our Engineered Materials medical business is comprised of a wide variety of solutions for orthopedics and drug delivery. In particular, we have a long history of leadership in orthopedic devices where we sell our medical grade GUR® UHMW-PE, primarily for knee and hip replacements. In 2019, orthopedics represented nearly half of our medical portfolio in Engineered Materials. As a result of deferrals across the middle of this year, we have seen our partners along the value chain work to reduce their respective inventory levels in response to lower demand. We are not seeing indications that this demand is permanently lost, but do expect that real recovery in this portion of our medical business will likely not begin until 2021.
Looking to the fourth quarter, we expect Engineered Materials will deliver adjusted EBIT of approximately $70 to $80 million, as continued demand strength in the quarter is expected to partially offset a series of sequential headwinds. The fourth quarter order book, going out to mid-November, is shaping up largely consistent with what we saw in the third quarter. Going into December, we anticipate normal seasonality in Engineered Materials which has negatively impacted our regional mix and margins historically by $10 to $20 million as a ramp up in Asia is met with a slowdown in the West. Engineered Materials will complete a major turnaround at our Frankfurt, Germany POM facility, the largest in our global network, that will extend across half the fourth quarter. We expect the total costs of that turnaround will represent a $30 million sequential headwind. We also expect a sequential decline in affiliate earnings of approximately $5 to $10 million, largely due to the completion of the sale of Polyplastics a few weeks ago.
The Acetyl Chain delivered third quarter adjusted EBIT of $126 million, a sequential increase of $10 million. Net sales expanded 17 percent from the second quarter to $776 million, driven by 18 percent higher volume that offset 2 percent lower pricing. Despite fundamental improvement in demand levels, particularly in China, average third quarter acetic acid industry pricing there remained below $300 per ton, more than 20 percent off 2019 levels. China utilization improved only modestly, by our estimates, as the positive impact of demand recovery was muted by increased supply due to approximately one-third less outage activity sequentially. As a result of similarly challenging dynamics within the global VAM market, our teams continued to maximize our derivatization optionality to emulsions and redispersible powders where our sequential margins either held or improved slightly across all regions. As a result, we achieved some of the highest contributions from our emulsions products in our history in the third quarter earnings.
You will recall that in our Acetyl Chain outlook for the third quarter in July, we guided to flat sequential adjusted EBIT compared to the second quarter. We expected little traction in global acetyls pricing without recovery in utilization rates to pre-COVID levels. In addition to stagnant acetyls pricing, we saw rapid raw material inflation at the end of the third quarter that amounted to a $25 million raw material headwind off of the prior quarter. I am proud of our teams who delivered higher sequential adjusted EBIT at a margin of over 16 percent despite this challenge.
As a precautionary measure to protect our employees and assets, we took our Clear Lake production complex offline prior to the landfall of Hurricane Laura. Fortunately, there was no direct impact of the hurricane to our Clear Lake assets. While our facilities were down, we recognized an opportunity to bring forward a catalyst change on the VAM unit that was previously scheduled for the second quarter of 2021. While the direct cost of the catalyst change was quite modest, it did result in several weeks of lost production. Our teams immediately activated the global network to execute swaps and source material to ensure customer supply security and limit the adjusted EBIT impact of the turnaround to approximately $10 million in the third quarter. The Clear Lake VAM unit, with new catalyst, is now operating with improved efficiency and will be available to deliver more product in 2021, when we anticipate a stronger demand environment.
Looking to the fourth quarter, we expect to largely offset sequential headwinds and deliver fourth quarter Acetyl Chain adjusted EBIT of approximately $110 to $120 million. Our teams are working hard to drive pricing amid rapidly rising raw materials. We are encouraged by the October and November order books which are shaping up consistent with the third quarter and could provide some support to industry utilization levels and our pricing efforts. At this stage, we expect to see typical year-end volume seasonality that will negatively impact earnings by $20 to $30 million, primarily in December. In the fourth quarter, we also have a turnaround scheduled for our Clear Lake acetic acid unit that will drive approximately $10 million of turnaround expense.
Acetate Tow delivered third quarter adjusted EBIT of $59 million, down $5 million sequentially due primarily to the timing of lower dividends from our Chinese affiliates. Unlike the last few years, we do not anticipate any additional decline in our fourth quarter affiliate earnings. Net sales of $129 million reflected volume and price consistent with the second quarter. We continue to expect stable earnings from this business in the fourth quarter with adjusted EBIT greater than $60 million.
To summarize our fourth quarter expectations, we are closely watching the current resurgence of COVID-19 cases across a number of geographies for any impact to our businesses. At this point, we do not see any signs of fundamental demand retraction for our products within our order books. We expect somewhat better underlying demand in the fourth quarter to partially offset sequential adjusted earnings per share headwinds totaling approximately $0.60. Included in that estimate among other items are approximately $0.20 for the Frankfurt POM turnaround we are bringing into 2020 and approximately $0.20 to $0.35 of normal year end seasonality across all businesses. Including an offset from continued demand improvement, we anticipate full year 2020 adjusted earnings of approximately $7.00 to $7.10 per share.
As recovery continues, we do not yet have certainty of when next year demand will surpass pre-COVID levels given the unpredictability of potential setbacks. We will continue to base our guidance solely on the realities evident in our order books. We remain squarely focused on controllable actions heading into 2021 that will drive year over year adjusted earnings per share growth. We currently have line of sight to approximately $0.25 of adjusted earnings per share contribution from productivity in 2021, even after meaningfully higher productivity in 2020. This reflects 2021 gross productivity in line with historical levels offset by approximately $30 to $40 million in one-time cost savings in 2020 that are not expected to reoccur. As a result of an unusually heavy turnaround schedule coming in 2020, as well as the acceleration of a number of additional turnarounds, we expect a tailwind of approximately $0.50 per share due to lower turnaround costs in 2021. We also expect share buybacks completed in 2020 to contribute approximately $0.25 in adjusted earnings per share next year. Finally, at this stage we intend to complete $400 to $500 million in share repurchases across 2021 which are expected to also contribute an additional approximately $0.25 in adjusted earnings per share. We maintain tremendous capacity to deploy additional capital to grow earnings next year, including strong cash generation within our businesses as well as remaining cash proceeds from the Polyplastics transaction.
As we continue to climb back from COVID-19, I am particularly grateful to be a part of Celanese, where our people take ownership for our performance across all levels of the organization. It is truly gratifying to see the power of thousands of individual actions aimed at consistently delivering differentiated results. The 2021 growth drivers I just outlined, due entirely to controllable actions, would be impossible without our employees' efforts. We collectively remain active in pursuing growth and value generation opportunities across Celanese for next year and beyond.
Scott Richardson, Celanese Corporation, Chief Financial Officer
I would like to go into more detail on some of the controllable actions Lori highlighted that will contribute to adjusted earnings per share growth in 2021. Beginning with productivity, our teams have successfully achieved $166 million of cost savings through the end of the third quarter, or 83 percent of our $200 million target for the year. We are proud of the fact that 90 percent of our year to date savings have come from fundamental efficiencies in either our global manufacturing network or our sourcing activities, with approximately equal contributions from each. Our manufacturing team continues to optimize our physical production footprint as well as lower our usage rates of both raw materials and energy. Our procurement team has renegotiated a significant number of contracts in 2020, achieving sustainable savings on raw materials, logistics, energy, and site services. We are confident in our productivity plans for 2021 and our ability to generate cost savings consistent with past years, despite the lift in productivity in 2020.
Turning to our capital deployment priorities going into 2021, we successfully closed the Polyplastics transaction a few weeks ago for cash proceeds of approximately $1.6 billion. In anticipation of closing, we entered the market to repurchase $111 million of Celanese shares in the third quarter in order to minimize earnings per share dilution from the deal in the fourth quarter. During the fourth quarter, we intend to execute the remaining approximately $400 million in buybacks we outlined in connection with the Polyplastics transaction. We expect the transaction will therefore be slightly accretive to 2021 as previously shared.
As we have done work to optimize our balance sheet over the last several weeks of the fourth quarter, I want to provide the latest update on our financial capacity:

•During the third quarter, we paid off the bilateral term loans we took in the first quarter, totaling $300 million. Those loans provided us with excess liquidity throughout the middle of this year.
•Since completing the third quarter, we eliminated the balance on our revolving credit facility and currently maintain capacity up to $1.25 billion as needed.
•We currently have approximately $1.7 billion in cash on hand, inclusive of proceeds from the Polyplastics transaction since completing the third quarter.
Summing this up, we currently have nearly $3 billion in liquidity available, between cash and the revolver. Additional capacity on our balance sheet as well as continued cash generation by our businesses further lifts our financial firepower.
Looking to capital deployment in 2021, we expect to spend $400 to $450 million on organic capital which will be fully funded from our cash generation. Following organic investment, we have ample capacity to participate in both M&A and share repurchases in 2021. We continue to work on a number of acquisition targets and will maintain the same financial discipline we have in the past. While the degree to which we execute share repurchases in 2021 will depend on the actionability of M&A, at this point we are confident in our ability to complete $400 to $500 million in share repurchases over the course of next year.
Turning to taxes, the effective US GAAP tax rate was 12 percent in the third quarter compared to 16 percent in the same quarter of last year, primarily due to a tax benefit recorded in the quarter for excess tax basis in an equity affiliate. The tax rate for adjusted earnings per share was 12 percent in the third quarter, compared to 11 percent in the same quarter last year, primarily due to the utilization of tax attribute carryforwards and the year over year earnings profile.
Net cash taxes paid were $21 million in the third quarter compared with $24 million in the third quarter of 2019. Cash tax payments in the third quarter of this year were lower primarily due to lower year over year earnings.

I commend our teams for their continued execution of our business models throughout this year which has positioned us exceptionally well to opportunistically invest in future growth.
This concludes our prepared comments. We look forward to discussing our third quarter results and addressing your questions.

Forward-Looking Statements
These prepared comments may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, performance, capital expenditures, financing needs, and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in these comments. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions as well as facility turnarounds; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; the ability to identify desirable potential acquisition targets and to consummate acquisition or investment transactions consistent with the Company's strategy; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in tariffs, tax rates or legislation; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic), or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters or other crises including public health crises; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.
The extent to which COVID-19 will adversely impact our business, financial condition and results of operations will depend on numerous evolving factors, which are highly uncertain, rapidly changing and cannot be predicted, including: the duration, scope, severity and geographic spread of the outbreak; governmental, business and individual actions that have been and continue to be taken in response to the outbreak, including social distancing, work-at-home, stay-at-home and shelter-in-place orders and shutdowns, travel restrictions and quarantines; the effect of the outbreak on our customers, suppliers, supply chain and other business partners; our ability during the outbreak to provide our products and services, including the health and well-being of our employees; business disruptions caused by actual or potential plant, workplace and office closures, and an increased reliance on employees working from home, disruptions to or delays in ongoing laboratory and product testing, experiments and operations, staffing shortages, travel limitations, employee health issues, cyber security and data accessibility, or communication or mass transit disruptions, any of which could adversely impact our business operations or delay necessary interactions with local regulators, manufacturing sites and other important agencies and contractors; the ability of our customers to pay for our products and services during and following the outbreak; the impact of the outbreak on the financial markets and economic activity generally; our ability to access usual sources of liquidity on reasonable terms; and our ability to comply with the financial covenant in our Credit Agreement if a material and prolonged economic downturn results in increased indebtedness or substantially lower EBITDA.
Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Non-GAAP Financial Measures
These prepared comments, and statements made in connection with these prepared comments, refer to non-GAAP financial measures. For more information on the non-GAAP financial measures used by the Company, including the most directly comparable GAAP financial measure for each non-GAAP financial measures used, including definitions and reconciliations of the differences between such non-GAAP financial measures and the comparable GAAP financial measures, please refer to the Non-US GAAP Financial Measures and Supplemental Information document available on our website, investors.celanese.com, under Financial Information/Financial Document Library.
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